Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

DENVER MARRIOTT CITY CENTER

ANNAPOLIS, MD, October 3, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has closed on the previously announced acquisition of the 613-room Denver Marriott City Center located in Denver, Colorado for a purchase price of $119 million, or approximately $194,000 per key. The Trust funded the acquisition with available cash on hand and by borrowing under its revolving credit facility. The Trust also assumed the existing management agreement under which Marriott International, Inc. will continue to operate the hotel.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Trust owns 11 hotels with an aggregate of 3,390 rooms in five states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.